LORD ABBETT BLEND TRUST

AMENDMENT TO BY-LAWS

The undersigned, being at least a majority of the Trustees of Lord Abbett Blend Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 1, 2001 (the “Declaration”), do hereby amend the title and Article I.1 of the By-Laws of Lord Abbett Blend Trust, as amended on April 20, 2004 (the “By-Laws”), pursuant to Article IX.1 of the By-Laws, by changing the name of the Trust from “Lord Abbett Blend Trust” to “Lord Abbett Equity Trust.”

This instrument shall constitute an amendment to the By-Laws and, following execution by a majority of the Trustees, shall be effective on August 1, 2011. This instrument may be executed in several parts.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 21st day of July, 2011.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ Robert B. Calhoun, Jr
E. Thayer Bigelow	Robert B. Calhoun, Jr.

/s/ Evelyn E. Guernsey	/s/ Julie A. Hill
Evelyn E. Guernsey	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis